Exhibit 99.1

Report of Independent Registered
Public Accounting Firm

To the General Partner of ValueAct Holdings, L.P.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in partners’ capital and redeemable noncontrolling interests and of cash flows present fairly, in all material aspects, the financial position of ValueAct Holdings, L.P. and its Controlled Affiliates (collectively, the “Partnership”) at December 31, 2013, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 28, 2014

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Balance Sheets
December 31, 2015 (not covered by auditor's report) and 2014 (not covered by auditor's report)

	2015 (not covered by auditor's report)	2014 (not covered by auditor's report)
Assets
Cash and cash equivalents	$2,045,313,551	$889,671,645
Investments in securities, at fair value	16,235,219,095	16,637,817,726
Interest and dividends receivable	31,904,232	15,395,020
Receivable for securities sold	1,880,025	105,920,215
Receivable from affiliates	4,083,121	—
Due from counterparty	315,000,000	—
Other receivables	1,225,887	1,720,982
Fixed assets, net	13,487,503	18,148,212
Total assets	$18,648,113,414	$17,668,673,800

Liabilities, Redeemable Noncontrolling Interests and Partners' Capital
Withdrawals payable	$984,012,094	$691,987,392
Accounts payable, accrued expenses and unearned income	3,208,088	5,043,226
Due to counterparty	65,090,885	—
Investments in securities sold, not yet purchased, at fair value	—	74,160,273
Payable for securities purchased	32,382,157	35,733,880
Deferred performance and management fees payable	30,008,109	45,531,144
Unrealized loss on forward contract, at fair value	9,666,525	—
Term loans and line of credit	10,769,231	16,503,077
Contributions received in advance	569,150,000	681,168,670
Total liabilities	1,704,287,089	1,550,127,662
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests	15,941,586,747	14,782,105,266
Partners' capital	1,002,239,578	1,336,440,872
Total liabilities, redeemable noncontrolling interests and partners' capital	$18,648,113,414	$17,668,673,800
The accompanying notes are an integral part of these Consolidated Financial Statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Statements of Operations
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

	2015 (not covered by auditor's report)	2014 (not covered by auditor's report)	2013
Revenues
Dividends	$229,461,350	$160,795,348	$189,307,519
Interest income	103,708	1,208,783	2,105,336
Other income	2,574,378	1,985,804	8,429,533
Total income	232,139,436	163,989,935	199,842,388
Expenses
Compensation expense	166,331,122	34,871,749	31,600,975
Change in deferred performance and management fees payable	(523,034)	7,540,064	17,114,200
Professional fees	2,001,093	1,292,112	2,564,945
Interest expense	305,087	312,873	2,306
Other	31,764,657	23,298,913	14,393,643
Total expenses	199,878,925	67,315,711	65,676,069
Gain (loss) on investments
Net realized gain	1,510,130,100	1,083,278,013	1,211,645,985
Net unrealized gain (loss)	(2,165,737,723)	1,193,168,353	2,636,814,603
Net gain (loss) on investments	(655,607,623)	2,276,446,366	3,848,460,588
Net income (loss)	(623,347,112)	2,373,120,590	3,982,626,907
Net (income) loss attributable to redeemable noncontrolling interests	501,403,087	(1,816,499,451)	(3,133,266,042)
Net income (loss) attributable to partners	$(121,944,025)	$556,621,139	$849,360,865

The accompanying notes are an integral part of these Consolidated Financial Statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Consolidated Statements of Changes in Partners' Capital and Redeemable Noncontrolling Interests
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

	Partners' Capital	Redeemable Noncontrolling Interests
December 31, 2012 (not covered by auditor's report)	499,699,089	8,487,909,860
Capital increase related to equity-based compensation (Note 8)	16,056,441	—
Contributions	47,000	1,981,772,707
Distributions/Withdrawals	(312,169,942)	(1,149,599,458)
Net income	849,360,865	3,133,266,042
December 31, 2013	1,052,993,453	12,453,349,151
Capital increase related to equity-based compensation (Note 8)	17,044,785	—
Contributions	5,941,939	1,514,256,875
Distributions/Withdrawals	(296,160,444)	(1,002,000,211)
Net income	556,621,139	1,816,499,451
December 31, 2014 (not covered by auditor's report)	1,336,440,872	14,782,105,266
Capital increase related to equity-based compensation (Note 8)	152,866,650	—
Contributions	3,156,479	2,943,923,988
Distributions/Withdrawals	(368,280,398)	(1,283,039,420)
Net loss	(121,944,025)	(501,403,087)
December 31, 2015 (not covered by auditor's report)	$1,002,239,578	$15,941,586,747
The accompanying notes are an integral part of these Consolidated Financial Statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Statements of Cash Flows
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

	2015 (not covered by auditor's report)	2014 (not covered by auditor's report)	2013
Cash flows from operating activities
Net income (loss)	$(623,347,112)	$2,373,120,590	$3,982,626,907
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Purchases of investment securities	(6,029,148,088)	(6,286,780,664)	(4,268,430,927)
Proceeds from dispositions of investment securities	5,711,645,349	4,367,261,827	4,258,482,729
Proceeds from securities sold, not yet purchased	—	75,228,698	—
Net realized gain on investment securities	(1,510,130,100)	(1,083,278,013)	(1,211,645,985)
Net unrealized (gain) loss on investment securities	2,165,737,723	(1,193,168,353)	(2,636,814,603)
Depreciation and amortization	5,236,708	3,666,553	246,897
Equity based compensation	152,866,650	17,044,785	16,056,441
Loss on sale of fixed assets	133,190	515,356	—
Change in operating assets and liabilities
Receivable for securities sold	104,040,190	(105,920,215)	—
Interest and dividends receivable	(16,509,213)	362,667	(7,043,694)
Due to counterparty	65,090,885	—	—
Due from counterparty	(315,000,000)	—	—
Receivable from affiliates	(4,083,121)	—	—
Other receivables	495,095	926,503	(1,374,399)
Payable for securities purchased	(3,351,723)	35,733,880	—
Deferred performance and management fees payable	(15,523,035)	(6,259,782)	6,212,523
Unrealized (gain) loss on forward foreign currency contracts	—	32,698	(32,698)
Accounts payable, accrued expenses and unearned income	(1,835,138)	1,755,821	(23,155,990)
Net cash (used in) provided by operating activities	(313,681,740)	(1,799,757,649)	115,127,201
Cash flows from investing activities
Purchase of fixed assets	(709,189)	(19,410,068)	(2,196,711)
Net cash used in investing activities	(709,189)	(19,410,068)	(2,196,711)
Cash flows from financing activities
Contributions from redeemable noncontrolling interests	2,234,348,367	1,198,523,625	1,547,002,707
Contributions from partners	3,156,479	6,173,189	47,000
Distributions to partners	(498,014,268)	(359,924,876)	(238,455,595)
Withdrawals by redeemable noncontrolling interests	(832,873,897)	(980,250,714)	(756,862,853)
Payments received on loans to related parties	—	—	450,000
Proceeds from term loans	700,000	13,580,000	7,500,000
Payments on term loans	(6,433,846)	(4,576,924)	(450,000)
Contributions received in advance from redeemable noncontrolling interests	569,150,000	681,168,670	315,502,000
Net cash provided by financing activities	1,470,032,835	554,692,970	874,733,259
Net increase (decrease) in cash and cash equivalents	1,155,641,906	(1,264,474,747)	987,663,749
Cash and cash equivalents
Beginning of year	889,671,645	2,154,146,392	1,166,482,643
End of year	$2,045,313,551	$889,671,645	$2,154,146,392

Supplemental disclosure of cash flow information:
Interest paid during the year	$3,680,144	$312,873	$—
Supplemental disclosure of non-cash financing activities:
Contributions from redeemable noncontrolling interests	$28,406,951	$—	$—
Distributions to partners	(28,406,951)	—	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

1.	Organization
ValueAct Holdings, L.P. (the “Partnership”) was organized as a Delaware limited partnership on October 30, 2007. The Partnership commenced operations on November 8, 2007 and will continue until dissolved under the provisions of the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”). The principal purpose of the Partnership is to provide investment management services directly and/or through controlled affiliates to existing and future ValueAct funds and their clients.

The general partner of the Partnership is ValueAct Holdings GP, LLC (the “General Partner”). The General Partner has the full, exclusive and complete discretion to manage and control the business and affairs of the Partnership.

2.	Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Partnership and its controlled affiliates (collectively, the “Controlled Affiliates”). The Controlled Affiliates consist of the following:

Name	Type	Formed	Commenced Operations
VA Partners I, LLC	Delaware Limited Liability Company	October 30, 2007	November 8, 2007
VA Partners III, LLC	Delaware Limited Liability Company	June 19, 2006	July 1, 2006
ValueAct Capital Management, L.P.	Delaware Limited Partnership	December 16, 2004	January 1, 2005

The financial statements of the Controlled Affiliates also include certain investment partnerships (collectively, the “ValueAct Funds”) managed by the Partnership. ValueAct Funds consist of the following:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

Name	Type	Formed	Commenced Operations	Date Liquidated
ValueAct Capital Master Fund, L.P.	British Virgin Islands Limited Partnership	September 10, 2004	October 1, 2004
ValueAct Capital Partners, L.P.	Delaware Limited Partnership	August 16, 2000	October 20, 2000
ValueAct Capital Partners II, L.P.	Delaware Limited Partnership	August 16, 2000	November 17, 2000
ValueAct Capital International I, L.P.	British Virgin Islands Limited Partnership	December 12, 2006	January 1, 2007
ValueAct Capital International II, L.P.	British Virgin Islands Limited Partnership	May 26, 2006	June 1, 2006
ValueAct AllCap Partners, L.P.	Delaware Limited Partnership	June 1, 2007	July 1, 2007	May 2, 2014
ValueAct AllCap International, L.P.	British Virgin Islands Limited Partnership	June 30, 2007	July 1, 2007	March 28, 2014
ValueAct SmallCap Master Fund, L.P.	British Virgin Islands Limited Partnership	February 2, 2007	March 5, 2007	December 27, 2013
ValueAct SmallCap Partners, L.P.	Delaware Limited Partnership	January 17, 2007	March 5, 2007	December 6, 2013
ValueAct SmallCap International, L.P.	Delaware Limited Partnership	February 2, 2007	April 1, 2007	December 20, 2013
ValueAct Co-Invest Master Fund, L.P.	British Virgin Islands Limited Partnership	September 3, 2010	March 1, 2013
ValueAct Co-Invest Partners, L.P.	Delaware Limited Partnership	September 3, 2010	March 1, 2013
ValueAct Co-Invest International, L.P.	British Virgin Islands Limited Partnership	September 3, 2010	March 1, 2013
ValueAct Capital International Fund A, L.P.	British Virgin Islands Limited Partnership	November 9, 2015	December 4, 2015
The Partnership consolidates the Controlled Affiliates as a presumption exists that a general partner in a limited partnership controls the limited partnership and, therefore, should include the limited partnership in its consolidated financial statements unless the presumption is overcome through the substantive ability by the limited partners to remove the general partner or otherwise dissolve the limited partnership or there exists substantive participating rights by the limited partners.

The ValueAct Funds are accounted for as investment companies and reflect their investments at fair value with the unrealized appreciation (depreciation) resulting from changes in fair value reflected as a component of net income in the Consolidated Statements of Operations. The Consolidated Financial Statements have retained the specialized accounting of the underlying consolidated ValueAct Funds. In addition, the accompanying Consolidated Financial Statements present the combined activities, as they are entities under common management control.
All significant intercompany balances and transactions between the Partnership, the Controlled Affiliates and the ValueAct Funds have been eliminated in consolidation.

Cash and Cash Equivalents
Cash and cash equivalents include cash balances, money market funds and highly liquid short term investments with original or remaining maturities of three months or less as well as amounts due from brokers. Cash and cash equivalents in the amount of $2,035,920,544 and $889,241,803 as of December 31, 2015 and 2014, although not legally restricted, are not available to fund the general liquidity needs of the Partnership.

Concentration of Credit Risk
The Partnership and its Controlled Affiliates invest their cash primarily in deposits and money market funds with commercial banks and financial institutions. At times, cash balances at a limited number of banks and financial institutions may exceed federally insured amounts.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

Investment Valuation
Marketable securities are valued at their last sales price on the valuation date or, if no sales occurred on such date, at the closing “bid” price if owned and the closing “asked” price if sold short. Other marketable securities traded in the over-the-counter market are valued at the closing bid price. Unrealized gains and losses are reflected in the Consolidated Statements of Operations.

Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock Exchange, Inc. Security transactions are recorded on the trade date basis. Realized gains and losses are determined on a specific identified cost basis. Interest is recorded on the accrual basis and dividends are recorded on the ex-dividend date.

Restricted securities are securities subject to Securities and Exchange Commission Rule 144 or other holding period restrictions, and cannot be sold without prior registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom, and securities requiring termination of an agreement with a third party before they are freely tradable in the public market. These securities are valued as if they were marketable securities with liquidity discounts determined by the General Partner.
Nonmarketable securities are carried at fair value as determined by the General Partner in accordance with the Partnership Agreement. Factors considered by the General Partner in determining fair value include cost, the type of investment, subsequent purchases of the same or similar investments by the Partnership or other investors, the current financial position and operating results of the company invested in, and such other factors as may be deemed relevant.
The General Partner’s estimate and assumption of fair value of the nonmarketable securities may differ significantly from the values that would have been used had a ready market existed, and the differences could be material.
The carrying amounts of cash and cash equivalents and short-term receivables and payables approximate their estimated fair values because of the short maturity of those instruments.
The books and records of the Partnership and the Controlled Affiliates are maintained in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements. Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction.
The Partnership and the Controlled Affiliates do not isolate gains and losses on investments attributable to changes in foreign exchange rates from gains and losses from changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Fixed Assets
Furniture, equipment, leasehold improvements, and other fixed assets are carried at cost less accumulated depreciation and amortization. Furniture is depreciated using the double declining method over a useful life of seven years. Equipment and other fixed assets are depreciated using the double declining method over a useful life of five years. Leasehold improvements are depreciated over the lesser of the lease term or a useful life of fifteen years.
Income Recognition
Management fee income is recognized in the period in which the service is rendered. Performance fee income is recognized in the period in which it is earned, in accordance with the respective partnership agreements.
Withdrawals Payable
Withdrawals from Controlled Affiliates are recognized as liabilities, net of performance allocation, when the amount requested in the withdrawal notice becomes fixed. This generally may occur either at the time of the receipt of notice, or on the last day of a fiscal period, depending on the nature of the request. As a result, withdrawals paid after the end of the year, but based upon year-end capital balances are reflected as withdrawals payable at December 31. Withdrawal notices received for which the dollar amount is not fixed remain in capital until the amount is determined. Withdrawals payable include $20,931,386 and $179,072,207 payable to partners and $963,080,708 and $512,915,185 to redeemable noncontrolling interests as of December 31, 2015 and 2014, respectively.
Deferred Performance and Management Fees
Fees deferred in prior periods by the VA Partners I, LLC’s predecessor entity remain in the Partnership’s account at the respective Controlled Affiliate. The deferred amount is reflected on the Partnership’s books as a liability. Any future appreciation will be charged to the Partnership as reduction of income, and any future depreciation will be treated as a reduction of expense that would otherwise be allocated to the partners.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

Financial Instruments and Credit Risk
In the normal course of business, the ValueAct Funds purchase and sell various financial instruments. These financial instruments include investments in securities, securities sold, not yet purchased and forward contracts. As a result, the Partnership is exposed to market and credit risks.
Market risk represents the potential loss that can be caused by a change in the market value of a financial instrument. The Partnership’s exposure to market risk is determined by a number of factors, including the size, composition, diversification of positions held, interest rates and market volatility. The General Partner monitors the ValueAct Funds’ exposure to market risk by reviewing trading strategies, setting market risk limits and maintaining otherwise uncorrelated and diverse positions.
Credit risk represents the maximum potential loss that the ValueAct Funds would incur if the counterparties failed to perform pursuant to the terms of their agreements with the ValueAct Funds. The ValueAct Funds regularly transact business with U.S. financial institutions and manage credit risk by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, by monitoring the size and maturity structure of its portfolio and by applying uniform credit standards for all activities associated with credit risk.
Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock Exchange, Inc. The Partnership is subject to credit risk to the extent that the broker may be unable to fulfill its obligations either to return the ValueAct Funds’ securities or repay amounts owed. In the normal course of their investment activities, the ValueAct Funds may be required to pledge investments as collateral, whereby the prime broker has the right, under the terms of its prime brokerage agreement, to sell or repledge the securities if the ValueAct Funds are unable to meet their margin requirements.
Due to the nature of the ValueAct Funds’ strategies, each portfolio may consist of certain illiquid or thinly traded investments, which may have a greater amount of both market and credit risk than many other fixed income or equity securities. Such investments are not actively traded on a recognized security exchange. Please refer to Note 14 for further disclosure of these items.
The ValueAct Funds can invest in corporate promissory notes. Until the notes are converted, sold, or mature, the Partnership is exposed to credit risk relating to whether the note issuers will meet their obligation when it comes due.
Income Taxes
As a partnership, the Partnership itself is not subject to U.S. Federal income taxes. Each partner is individually liable for income taxes, if any, on their share of the Partnership’s net taxable income. Accordingly, no federal or state income taxes are payable by the Partnership and no accruals have been provided for in the accompanying financial statements.
U.S. GAAP sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Partnership did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Partnership is subject to examination by federal, state, local, and foreign jurisdictions, where applicable. As of December 31, 2015, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2011 forward (with limited exceptions).
Redeemable Noncontrolling Interests
Redeemable noncontrolling interests in consolidated subsidiaries represent the partners' capital in the ValueAct Funds held by third party investors. These amounts are subject to periodic redemption by investors, as directed by the applicable partnership agreements. When redeemable amounts become legally payable to investors, they are classified as a liability and included in withdrawals payable on the Consolidated Balance Sheets. In addition, net investment income and net realized and unrealized gains or losses are consolidated within the Consolidated Statements of Operations. The redeemable noncontrolling interests' share of changes in net income is reported as a separate component in the Consolidated Statements of Operations.
Basis for Presentation
The Partnership has reclassified certain prior period amounts to conform to the current presentation. There is no impact on net income or cash flows from operations as a result of these reclassifications.
Recent Accounting Pronouncements
In August 2014, the Financial Accounting Standards Board (the "FASB") issued guidance on management's responsibility to assess and disclose an entity's ability to continue as a going concern. The guidance is effective for the Partnership in 2016. The Partnership does not believe the adoption of this guidance will have a material impact on the Partnership's financial position, results of operations or cash flows.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

In May 2014, the FASB issued a final standard on revenue from contracts with customers. The new standard provides a comprehensive model for revenue recognition. The new standard is effective for fiscal years beginning after December 15, 2016. The Partnership is evaluating the impact of this standard on its Consolidated Financial Statements.
In February 2015, the FASB issued a new standard that amended the current consolidation guidance. The new standard changes the analysis required to determine whether an entity is a variable interest entity and should be consolidated. The new standard is effective for the Partnership for fiscal years beginning after December 15, 2016, and early adoption is permitted. The Partnership is evaluating the impact of this new standard on its Consolidated Financial Statements.
In January 2016, the FASB issued a new standard that changes the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. Under the new guidance, all equity investments in unconsolidated entities (other than those accounted for using the equity method of accounting) will generally be measured at fair value through earnings. The new standard is effective for the Partnership for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Partnership is evaluating the impact of this new standard on its Consolidated Financial Statements.

3.	Fixed Assets, Net
The components of the Partnership’s fixed assets as of December 31, 2015 and 2014 are as follows:

December 31, 2015 (not covered by auditor's report)	Cost	Accumulated Depreciation and Amortization	Net Book Value

Equipment	$1,174,369	$(745,304)	$429,065
Furniture	9,212,562	(3,929,615)	5,282,947
Leasehold Improvements	6,352,560	(1,489,612)	4,862,948
Other	5,767,292	(2,854,749)	2,912,543
	$22,506,783	$(9,019,280)	$13,487,503

December 31, 2014 (not covered by auditor's report)	Cost	Accumulated Depreciation and Amortization	Net Book Value

Equipment	$1,198,197	$(467,636)	$730,561
Furniture	9,233,584	(1,795,112)	7,438,472
Leasehold Improvements	6,360,610	(634,660)	5,725,950
Other	5,316,536	(1,063,307)	4,253,229
	$22,108,927	$(3,960,715)	$18,148,212

4.	Investments in Securities
Investments in securities and securities sold, not yet purchased included in the Partnership’s Consolidated Balance Sheets at December 31, 2015 and 2014 are comprised of the following:

December 31,
	2015 (not covered by auditor's report)		2014 (not covered by auditor's report)
Investments in securities	Shares	Fair Value	Shares	Fair Value
Common stocks
United States
Consumer discretionary

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

Twenty First Century Fox Inc - B	47,326,334	$1,288,696,075	30,300,000	$1,117,767,000
Energy
Baker Hughes, Inc.	23,246,700	1,072,835,205	14,997,500	840,909,825
Halliburton Co.	16,504,295	561,806,201	20,895,000	821,800,350
Financial services
CBRE Group Inc.	31,327,405	1,083,301,666	31,322,230	1,072,786,378
Other		93,133,500		—
Industrials
Rockwell Collins	—	—	4,465,000	377,203,200
Allison Transmission Holding	19,125,204	495,151,532	19,125,204	648,344,416
Armstrong World Industries	9,200,000	420,716,000	9,200,000	470,304,000
Information technology
Adobe Systems	14,010,739	1,316,168,822	16,006,753	1,163,690,943
Microsoft Corporation	56,623,770	3,141,486,760	74,238,243	3,448,366,387
Motorola Solutions Inc.	17,588,576	1,203,938,027	17,588,576	1,179,841,678
Other		456,388,942		441,617,062
Oil & gas services		120,730,752		215,536,972
Total United States		11,254,353,482		11,798,168,211
Canada
Materials
Agrium Inc.	10,003,451	893,708,312	8,194,898	776,220,739
Pharmaceuticals
Valeant Pharmaceuticals International	14,994,261	1,524,166,631	19,383,877	2,774,026,638
Total Canada		2,417,874,943		3,550,247,377
Ireland
Financial services
Willis Group Holdings Ltd.	18,423,835	894,845,666	18,423,835	825,572,046
Switzerland
Industrials		—		190,576,240
United Kingdom
Industrials
Rolls-Royce Holdings PLC	196,799,630	1,668,145,004	20,149,146	273,253,852
Total Common stock		16,235,219,095		16,637,817,726

Total Investments in securities		$16,235,219,095		$16,637,817,726
Securities sold, not yet purchased
Common stock
United Kingdom
Consumer discretionary		—		(74,160,273)
Total Common stock		—		(74,160,273)
Total Securities sold, not yet purchased		$—		$(74,160,273)

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

	2015 (not covered by auditor's report)			2014 (not covered by auditor's report)
	Shares	Notional Value	Unrealized Gain/(Loss)	Shares	Notional Value	Unrealized Gain/(Loss)
Equity forward contracts
United States
Energy
Baker Hughes Inc. (Due 6/30/16)	11,110,000	$522,393,025	$(9,666,525)	—	—	—

5. Related-Party Transactions
The ValueAct Funds are charged a quarterly management fee by ValueAct Capital Management, L.P. (“the Management Company”), as compensation for managing the business and affairs of the ValueAct Funds, at the end of each fiscal quarter. The management fee terms for each investor range between 0.50% and 2.00% per annum. Certain limited partners that are affiliated with or employed by the General Partner are exempt from the management fee. For purposes of calculating the management fee, the capital account balance of the ValueAct Funds shall be deemed to include the capital account balance of each ValueAct Funds’ feeder LP’s limited partners for the quarter.
In accordance with the ValueAct Funds’ limited partnership agreements, the annual management fee rate charged to each feeder LP’s Tranche 1, Tranche 2, Tranche 3, Tranche 4, and Tranche 5 limited partners whose aggregate net asset value of capital accounts equals or exceeds $100,000,000, shall be reduced by 0.25%, however, the management fee rate with respect to these tranches shall not be reduced below 1% per annum. The annual management fee rate charged to each feeder LP’s Tranche 1A limited partners whose aggregate net asset value of capital accounts equals or exceeds $200,000,000, shall be reduced by 0.25%. The annual management fee rate charged to each feeder LP’s Tranche 3A, 5A and 5B limited partners whose aggregate net asset value of capital accounts equals or exceeds $100,000,000, shall be reduced by 0.25%. In addition, the annual management fee rate charged to each feeder LP’s Tranche 3A, 5A and 5B limited partners whose aggregate net asset value of capital accounts equals or exceeds $300,000,000 shall be reduced an additional 0.25%. However, the management fee rate with respect to Tranche 3A that transferred from Tranche 3 shall only be reduced 0.25% when the aggregate net asset value of capital accounts equals or exceeds $100,000,000 and shall not be reduced below 1.25%.
The Management Company received $197,472,125, $163,608,657, and $145,255,508 in management fees for the periods ended December 31, 2015, 2014 and 2013, respectively. The management fees have been eliminated in consolidation.
In accordance with the ValueAct Funds’ limited partnership agreements, the amount of the fee paid out of the funds is reduced by the amount of director fees or other fees received by the Management Company from investments in which the ValueAct Funds participate. Director and other fees of $1,812,080, $1,400,188, and $8,409,391 are included in other income in the accompanying Consolidated Statements of Operations for the periods ended December 31, 2015, 2014 and 2013, respectively.

6.	Allocations of Net Income or Loss
Net profit and net loss are allocated to the partners in proportion to their respective ownership percentages as of the first day of each fiscal period. If, at the end of each Performance Allocation period the limited partners have cumulative profits, a portion of those profits shall be allocated to the General Partner.
The General Partner of the ValueAct Funds shall be allocated 20% of all profits allocated to limited partners (“Performance Allocation”). The Performance Allocation can be subject to net loss carryovers, annual preferred return and hurdle rates between 6-12.5% and full catch-up provisions as described in the ValueAct Funds’ limited partnership agreements. The General Partner of the ValueAct Funds is entitled to the Performance Allocation at the end of the performance allocation period which is either at the end of each fiscal year or at the end of the applicable lock-up period as defined in the ValueAct Funds’ limited partnership agreements. The Performance Allocation to be allocated to the General Partner of the ValueAct Funds at the end of a multi-year lock-up period terminating beyond a fiscal year-end is accrued at the end of such fiscal year and is included in partners' capital and income solely for financial statement reporting purposes; however, accrued performance fees are not used to calculate each partner's participating percentages for purposes of the allocation of the ValueAct Funds' net income until the end of the lock-up period or when the limited partner withdraws.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

The Agreement also allows the General Partner of the ValueAct Funds to reallocate all or a portion of the Performance Allocation to designated limited partners without the consent of the limited partners. With respect to each of the limited partners, the General Partner of the ValueAct Funds will adjust the Performance Allocation charged at the ValueAct Funds’ master and feeder LP levels such that, to the extent possible, the cumulative Performance Allocation charged to limited partners of the feeder LPs, directly or indirectly, will in the aggregate equal the cumulative Performance Allocation that would have been charged if such feeder LPs and the master were a single entity.
The ValueAct Funds at times participates in public offerings of equity securities (“New Issues”). Profits or losses resulting from the ValueAct Fund’s participation in such New Issues are allocated in accordance with the guidelines provided by the Financial Industry Regulatory Authority.
During the year ended December 31, 2015, the ValueAct Funds did not participate in any New Issues. In 2014, $2,000,000 from new issues was earned by the ValueAct Funds. In 2013 there were no New Issues income earned by the ValueAct Funds.

7.	Partners' Capital, Contributions, Withdrawals, and Distributions
A separate capital account is maintained for each partner. Each capital account is equal to the partner’s contributions less withdrawals and distributions, and is adjusted for the partner’s allocable share of the Partnership’s profits and losses.
Partners may make voluntary capital contributions at the discretion of the Partnership’s General Partner. Should the Partnership require additional working capital to meet its operational needs, the General Partner may request that certain partners make additional capital contributions.
Generally, no partner has the right to withdraw capital from the Partnership, except as otherwise provided in the Partnership Agreement.

8.	Equity-Based Compensation
The Partnership has granted equity to certain employees which entitles holders the right to receive proportionate distributions of income. These awards are accounted for as a book value plan under ASC 718, Compensation - Stock Compensation, such that the value is estimated on the date of grant based on the stated formula and is amortized to compensation expense on a straightline basis over the related vesting period. Equity-based awards that do not require future service are expensed immediately. Total unrecognized compensation cost for the Partnership related to non-vested equity awards was $51,829,184 at December 31, 2015, $28,103,731 at December 31, 2014 and $45,014,594 at December 31, 2013. This cost is expected to be recognized over the weighted average remaining vesting period of approximately 1.8 years. The total value of equity-based compensation recognized during fiscal year 2015 was $152,866,650, during fiscal year 2014 was $17,044,785 and during fiscal year 2013 was $16,056,441.
During 2015, the Partnership agreement was amended and the terms of the outstanding equity-based awards were modified.  The value of the modification, $103,988,465, was measured by comparing the fair value of the modified awards to the fair value of the original awards immediately before the modification.   The portion of this incremental value attributable to vested awards, $92,931,457, was immediately recognized as Compensation expense in the Consolidated Statements of Operations for the year ended December 31, 2015.  The portion of this value attributable to unvested awards, $11,057,007, will be recognized over the remaining service period of approximately 1.5 years.

9.	Financial Guarantees
The Partnership indemnifies covered persons, as defined in the Partnership Agreement, from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions in connection with activities of the Partnership. The Partnership has not had prior claims or losses pursuant to these indemnifications and expects the risk of loss to be remote.

10.	Foreign Securities
The ValueAct Funds invest in securities of foreign companies which involve risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, different securities transaction clearance and settlement practices, and future adverse political and economic developments. Moreover, securities of foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

11.	Commitments and Contingencies
The Partnership leases office space under agreements expiring between December 31, 2015 and December 31, 2020. Expense for the years ended December 31, 2015, 2014 and 2013 was $2,732,399, $2,211,439 and $648,290, respectively. Future minimum lease payments at December 31, 2015 are as follows:

Years ending December 31,
2016	$2,651,377
2017	2,696,789
2018	2,742,191
2019	2,787,594
2020	2,832,993
Total future minimum lease payments	$13,710,944

As of December 31, 2015, the Partnership had a security deposit of $25,521 related to office space as required by the lessors. As of December 31, 2014 there was $66,713 related to office space required by the lessors.

The Partnership, the Controlled Affiliates and the ValueAct Funds may be involved in legal, regulatory and administrative proceedings that arise from time to time in the normal conduct of business. No provision for any liability has been recorded in the accompanying financial statements, and the Partnership believes that the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Partnership.

12.	Term Loans and Line of Credit
On November 15, 2013, the Management Company entered into loan agreements with First Republic Bank (the “Lender”). The agreements consists of a term commitment used for leasehold improvements in the principal amount of $14,000,000, a line of credit loan and a standby letter of credit loan used for working capital of the Management Company in the principal amounts of $3,582,161 and $1,417,839, respectively. The loan agreements are secured with a first priority lien on all of the Management Company’s assets and all management fees paid and payable to the Management Company by ValueAct Capital Master Fund, L.P. Under the terms of the loan agreements, the Management Company is required to maintain compliance with certain financial covenants. As of December 31, 2015 and 2014, the Management Company was in compliance with the covenants. The terms and amounts of these agreements, including the remaining capacity to use each facility, are disclosed below:

Facility	Interest Rates	Term	Remaining Capacity	Balance at December 31, 2015 (not covered by auditor's report)
$3,582,161 Line of Credit	2.75% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. July 24, 2016	$3,582,161	$—
$1,417,839 Standby Letter of Credit	N/A	Exp. March 31, 2021	1,417,839	—
$14,000,000 Term Commitment	2.75% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. November 15, 2020	—	10,769,231
Total at December 31, 2015			$5,000,000	$10,769,231

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

Facility	Interest Rates	Term	Remaining Capacity	Balance at December 31, 2014 (not covered by auditor's report)
$3,582,161 Line of Credit	2.5% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. July 24, 2015	$2,161	$3,580,000
$1,417,839 Standby Letter of Credit	N/A	Exp. March 31, 2021	1,417,839	—
$14,000,000 Term Commitment	2.5% (based on WSJ Prime - 0.75%) (no floor rate)	Exp. November 15, 2020	1,076,923	12,923,077
Total at December 31, 2014			$2,496,923	$16,503,077

Interest expense incurred on the above facilities totaled $305,087, $312,873 and $2,306 for the periods ended December 31, 2015, 2014 and 2013, respectively.

13.	Retirement Plan
The Management Company provides a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code to all eligible employees of the Partnership. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

14.	Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction in the primary market between market participants at the measurement date. In determining fair value, the Partnership uses various valuation approaches. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership. Unobservable inputs reflect the Partnership’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access. The type of investments included in Level 1 includes listed equities. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2
Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Investments which are generally included in this category include corporate bonds.

Level 3
Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Investments that are included in this category generally include investments in illiquid securities.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may ultimately be realized due to the occurrence of future circumstances that cannot be reasonably determined. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013 hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

The valuation process involved in Level 3 measurements for assets and liabilities is completed on a quarterly basis and is designed to provide consistency, oversight and review to the valuation of Level 3 investments. The General Partner utilizes a valuation committee, whose members include the Chief Investment Officer, Chief Operating Officer, and certain other employees of the Management Company or its Controlled Affiliates. The valuation committee is responsible for coordinating and implementing the Partnership’s quarterly valuation process. For investments classified as Level 3, investment professionals are responsible for gathering financial and operating data and company specific developments from the portfolio company management teams or other sources as appropriate. An internal valuation is then developed by the Management Company applying a discounted cash flows analysis. All internal valuations are reviewed and approved by the valuation committee.

The following tables present information about the Partnership’s assets and liabilities measured at fair value as of December 31, 2015 and 2014:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2015 (not covered by auditor's report)

Assets
Investments in securities, at fair value
Common stocks	$16,114,488,343	$—	$120,730,752	$16,235,219,095
Total assets	$16,114,488,343	$—	$120,730,752	$16,235,219,095

Liabilities
Equity forward contracts	$—	$(9,666,525)	$—	$(9,666,525)
Total liabilities	$—	$(9,666,525)	$—	$(9,666,525)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2014 (not covered by auditor's report)

Assets
Investments in securities, at fair value
Common stocks	$16,422,280,754	$—	$215,536,972	$16,637,817,726
Total assets	$16,422,280,754	$—	$215,536,972	$16,637,817,726

Liabilities
Investments in securities sold short, at fair value
Common stocks	$(74,160,273)	$—	$—	$(74,160,273)
Total liabilities	$(74,160,273)	$—	$—	$(74,160,273)

The changes to investments measured at fair value for which the Partnership has used Level 3 inputs to determine fair value are as follows:

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

	Years Ended December 31,
	2015 (not covered by auditor's report)	2014 (not covered by auditor's report)
Balances at beginning of year	$215,536,972	$228,792,890
Transfers in	—	—
Transfers out	—	—
Purchases (sales), net	—	—
Realized loss	—	—
Unrealized loss	(94,806,220)	(13,255,918)
Balances at end of year	$120,730,752	$215,536,972

Realized and unrealized gains and losses are included in Net gain (loss) on investments in the Consolidated Statements of Operations. The amount of unrealized loss on assets held at year end, which was reported in the Consolidated Statements of Operations, was $94,806,220, $13,255,918 and $28,395,796 for the years ended December 31, 2015, 2014 and 2013, respectively.
The following table summarizes the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2015 and 2014:

Investments	Fair Value at December 31, 2015 (not covered by auditor's report)	Valuation Technique	Unobservable Input	Range
Equity Securities	$120,730,752	Discounted cash flows	Weighted average cost of capital	10% - 13%
			Long-term cash revenue growth rate	3% - 8%
			Long-term cash EBITDA growth rate	3% - 8%
			Long-term net cash capex growth rate	0% - 5%

Investments	Fair Value at December 31, 2014 (not covered by auditor's report)	Valuation Technique	Unobservable Input	Range
Equity Securities	$215,536,972	Discounted cash flows	Weighted average cost of capital	10% - 12%
			Long-term cash revenue growth rate	3% - 8%
			Long-term cash EBITDA growth rate	3% - 8%
			Long-term net cash capex growth rate	0% - 5%

There were no transfers in or out of Levels 1, 2 or 3.

ValueAct Holdings, L.P. and Controlled Affiliates
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 (not covered by auditor's report), 2014 (not covered by auditor's report) and 2013

15. Equity Forward Contracts
The ValueAct Funds may enter into equity forward contracts in the open market or over the counter. An equity forward contract is an agreement between two parties to buy and sell an asset at a set price with delivery and settlement at a future date. The contract is marked to market daily and the change in value is recorded by the Partnership as an unrealized gain or loss. When a contract is closed, through either delivery of the securities or offset by entering into another forward contract, the Partnership recognizes a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value of the contract at the time it is closed. The ISDA Agreements that govern and establish terms for equity forward contracts provide the ValueAct Funds with the legal right of set off that is enforceable under law.
The ValueAct Funds bear the risk of an unfavorable change in the market price underlying the equity forward contract. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts. The ValueAct Funds entered into an equity forward contract on December 2, 2015. For the year ending December 31, 2015 the ending notional value and ending unrealized loss on the equity forward contract represented 3.08% and (0.06%) of the Partnership's partners' capital and redeemable noncontrolling interests, respectively.
As of December 31, 2015 the ValueAct Funds’ investment in forward equity contracts is reflected in the Consolidated Balance Sheets and the Consolidated Statements of Operations as follows:

		Net Amount of Liability Presented in the Consolidated Balance Sheets		Net Change in Unrealized gain (loss) for the Year

Consolidated
	Consolidated Balance		Statements of
	Sheets		Operations
Equity forward contracts	Unrealized loss on forward contracts	$9,666,525	Net unrealized gain (loss)	$(9,666,525)

For equity forward contracts traded under the ISDA Agreement, posting of collateral is required by either the ValueAct Funds or the applicable counterparty if the total net exposure of all the contracts exceeds the minimum transfer amount. Generally, collateral is determined at the close of business each day and any additional collateral required due to changes in the equity forward contract values may be delivered by the ValueAct Funds or counterparty within the time period specified in the ISDA Agreement. Collateral pledged by the ValueAct Funds is held in segregated accounts with the ValueAct Funds’ counterparty and is generally in the form of cash. At December 31, 2015 collateral posted by the ValueAct Funds to the counterparty was $315,000,000 and collateral posted by counterparty to the ValueAct Funds was $65,090,885.
16. Indemnifications
The Partnership enters into contracts that contain a variety of indemnifications. The Partnership's maximum exposure under these agreements is unknown. However, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

17.	Subsequent Events
The Partnership has evaluated subsequent events through March 30, 2016, which is the date the financial statements were available to be issued. No events or transactions have occurred or were pending that would have had a material effect on the financial statements as of December 31, 2015.